# Annualized Shareholder Returns

*Nineteen-Year Period: 1997 through 2015*

100 shares of F&M Bancorp common stock were valued at $13,500 on December 31, 1996 based upon a per share price of $135. Nineteen years later, as of December 31, 2015, the total shareholder return on this investment was $90,510, representing an annualized rate of return of 13.68%, well in excess of the return of the S&P or Dow stock index averages* for the same period.


19-Year Annualized
Total Returns
15
12
9
6
3
0
13.68%
7.80%
7.45%
F&M Stock
Dow Average
S&P Average

Total shareholder return of $90,510 was comprised of: (1) an increase in market value of $65,775 based upon the original 100 shares growing to 151 shares as a result of several annual 5% stock splits, combined with an increase in share price to $525 as of December 31, 2015; and (2) receipt of $24,735 in total cash dividends and payments over the 19-year period. The cumulative dividend payments alone were greater than the original investment value.

**Source: Bloomberg for Dow and S&P Data*